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                                                                     EXHIBIT 3.3

                         CERTIFICATE OF INCORPORATION
                                      OF
                                SANDHILLS, INC.


     FIRST:    The name of the corporation is Sandhills, Inc.

     SECOND:   The corporation's registered office in the State of Delaware is located at 900 Market Street, Second Floor, Wilmington, County of New Castle, Delaware 19801. The registered agent at that address is Delaware Trust Capital Management, Inc.

     THIRD:    The purpose of the corporation is to engage in any lawful act or activity in which a corporation organized under the Delaware General Corporation Law may engage; provided, that the corporation shall engage in no activity other than the maintenance and management of intangible investments and the collection and distribution of the income from such intangible investments.

     FOURTH:   The corporation shall have the authority to issue One Thousand
(1,000) shares of common stock, having a par value of One Cent ($0.01) per share and the corporation shall not change the authorization of the number of shares of stock, of any kind, which the corporation may issue without the unanimous consent of all of the stockholders of the corporation.

     FIFTH:    To the fullest extent permitted by Delaware General Corporation
Law, as currently in effect or as hereafter enacted, each director of the corporation shall incur no personal liability to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.

     SIXTH:    To the fullest extent permitted by Delaware General Corporation
Law, as currently in effect or as hereafter enacted, each director, officer, employee and agent of the corporation shall be indemnified and held harmless by the corporation.

     SEVENTH: The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors, the number of members of which shall be as set forth in the bylaws of the corporation. Unless required by the bylaws of the corporation, the directors need not be elected by ballot.

     EIGHTH:   Each meeting of the stockholders and directors of the corporation shall be held within Delaware. The books of the corporation physically shall be maintained in Delaware.

     NINTH:    Neither the certificate of incorporation nor the bylaws of the corporation may be amended without the unanimous consent of all of the stockholders of the corporation.

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     TENTH:    The named and mailing address of the incorporator is Michael J.
Semes, Esquire, Suite 603, 1300 North Market Street, Wilmington, Delaware 19801.

     ELEVENTH: The powers of the incorporator shall terminate upon the appointment of directors.

     The undersigned, incorporator of the corporation, for the purpose of forming a corporation under the laws of the State of Delaware hereby files this certificate of incorporation, and accordingly sets his hand and seal hereunto this 24th day of November, 1992.


                                    /s/ Michael J. Semes
                                    --------------------
                                    Michael J. Semes
                                    Incorporator

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